Exhibit 5.1

AOJE INC. No.443 Donggang Road, Lili Town, Wujiang District, Suzhou City, Jiangsu Province, The People’s Republic of China (Addressee)	Email vchan@applebyglobal.com Direct Dial (852) 2905 5759 Tel (852) 2523 8123 Appleby Ref 468964.0001 19 December 2025

Dear Sirs
Suites 3504B-06 35/F, Two Taikoo Place 979 King’s Road Quarry Bay Hong Kong Tel +852 2523 8123 applebyglobal.com

AOJE INC. (Company)

INTRODUCTION

We act as Cayman Islands legal adviser to the Company, and this opinion as to Cayman Islands law is addressed to you in connection with Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (Commission) under the United States Securities Act of 1933 (as amended) (Act), relating to the offering (Offering) and listing on the Nasdaq Capital Market of certain number of class A ordinary shares of par value US$0.0001 each in the share capital of the Company (Offer Shares). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Managing Partner David Bulley Partners Fiona Chan Vincent Chan Chris Cheng Richard Grasby Judy Lee John McCarroll SC Lorinda Peasland Eliot Simpson

We are furnishing this opinion letter as Exhibits 5.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1. We have not examined any other documents.

For the purposes of giving this opinion we have carried out the Litigation Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the Addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands and is a separate legal entity.

2.	Authorised Share Capital: Base solely on our review of the Constitutional Documents and the Certificate of Incumbency, as of [DATE] December 2025, the authorised share capital of the Company was US$50,000 divided into 470,000,000 class A ordinary shares of par value US$0.0001 each (Class A Ordinary Shares) and 30,000,000 class B ordinary shares of par value US$0.0001 each (Class B Ordinary Shares).

3.	Issue of Offer Shares: The allotment and issue of the Offer Shares by the Company have been duly authorised, and the Offer Shares, when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Offer Shares).

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4.	Disclosures: The statements under the headings “Cayman Islands Taxation”, “Enforceability of Civil Liabilities” and “Description of Share Capital” in the Preliminary Prospectus forming part of the Registration Statement, in so far as such statements constitute statements of Cayman Islands law, and only to the extent governed by the laws of the Cayman Islands, are accurate and fairly present the information and summarise the matters referred to therein.

5.	Taxation: The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

6.	Withholding Taxes: The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the under the Offering.

7.	Winding Up and Litigation: Based solely upon the Litigation Search:

(a)	no court proceedings are pending against the Company; and

(b)	no court proceedings have been started by or against the Company for the liquidation, winding-up or dissolution of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included by reference in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Appleby

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Schedule 1

Part 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company issued on 22 March 2024 (Certificate of Incorporation).

2.	Scanned copies of the amended and restated memorandum of association adopted on 9 December 2024 and the amended and restated articles of association adopted on 9 December 2024 of the Company (together the Constitutional Documents).

3.	Scanned copies of the memorandum of association dated 22 March 2024 and the articles of association dated 22 March 2024 of the Company.

4.	A scanned copy of the certificate of good standing dated 17 December 2024 issued by the Registrar of Companies of the Cayman Islands (Cayman Registrar) in respect of the Company (Certificate of Good Standing).

5.	A scanned copy of the written resolutions of the sole director of the Company dated 31 December 2024 (Resolutions).

6.	A scanned copy of the register of directors and officers of the Company filed with the Cayman Registrar on 16 December 2024 (Register of Directors and Officers).

7.	A scanned copy of the register of members of the Company (Register of Members).

8.	A scanned copy of the certificate of incumbency issued by the Cayman registered office provider in respect of the Company dated [DATE] December 2025 (Certificate of Incumbency).

9.	A scanned copy of the registration statement on Form F-1 filed with the SEC on 19 December 2025 and as amended and supplemented from time to time (Registration Statement).

10.	A scanned copy of the results of the Litigation Search.

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Part 3

Search

A search of the entries and filings shown and available for inspection in respect of the Company in the Register of Writs and other Originating Process maintained at the Clerk of the Courts Office in George Town, Cayman Islands for the period of one year preceding the date of such search as revealed by a search conducted on 23 December 2024 and updated on 23 December 2024 and updated on 19 December 2025 (Litigation Search).

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Schedule 2

Assumptions

We have assumed:

1.	that:

(a)	the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and

(b)	the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	that there has been no change to the information contained in the Certificate of Incorporation and the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

4.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

5.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

6.	that the documents do not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

7.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the documents and any correspondence submitted to us;

8.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

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9.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

10.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act (as revised) of the Cayman Islands (Companies Act) in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

11.	that

(i)	the Resolutions were duly passed and adopted in accordance with the law and the Constitutional Documents;

(ii)	all interests of the director(s) of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents;

(iii)	the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and

(iv)	the director(s) of the Company have concluded that the entry by the Company into documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

12.	that the Register of Directors and Officers and the Certificate of Incumbency accurately reflect the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

13.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Resolutions or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein;

14.	that the carrying out each of the transactions referred to in the Resolutions will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

15.	that any applicable escrow conditions have been met; and

16.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

4.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

5.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

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6.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

7.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Cayman Registrar has no knowledge that the Company is in default under the Companies Act.

8.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

9.	Issue of shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

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